EX-99.d.1.i

AMENDMENT NO. 1 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

     THIS EXHIBIT to the Investment Management Agreement dated January 4, 2010 (the “Agreement”) between DELAWARE GROUP EQUITY FUNDS II and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the “Investment Manager”), amended as of the 12th day of May, 2012 lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.

Management Fee Schedule (as a
percentage of average daily net assets)
Fund Name	Effective Date	Annual Rate
Delaware Value Fund	January 4, 2010	0.65% on first $500 million
0.60% on next $500 million
0.55% on next $1.5 billion
0.50% on assets in excess of $2.5 billion

DELAWARE MANAGEMENT COMPANY,		DELAWARE GROUP EQUITY FUNDS II
A series of Delaware Management Business Trust

By:	/S/ DAVID P. O’CONNOR	By:	/s/ PATRICK P. COYNE
Name:	David P. O’Connor	Name:	Patrick P. Coyne
Title:	Senior Vice President	Title:	President